UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 7, 2008
CytoCore, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 502, Chicago, Illinois	60610

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On March 7, 2008, CytoCore, Inc. conducted its initial closing for the sale of 2,840,000 shares of its common stock, $.001 par value, to investors in the form of Units. Each Unit, of which 1,420,000 were sold at the initial closing, consisted of two shares of common stock and a warrant to purchase one share of common stock with an exercise price of $2.00 per share. The Company anticipates a final closing, at which an additional 137,750 Units will be sold, to occur no later than March 17, 2008. Total gross proceeds to the Company are expected to be $6,231,000 million from the sale of an aggregate 1,557,750 Units, representing an aggregate 3,115,500 million shares and warrants to purchase 1,557,750 million shares of common stock.
     In connection with the financing, the Company entered into a purchase agreement and registration rights agreement. The purchase agreement set forth the terms of the financing, as described in more detail under Item 3.02 below, and included representations and warranties from the Company customary for a transaction of this size and nature, including with respect to its organization, capitalization, filings with the Securities and Exchange Commission, and related matters. The purchase agreement also reaffirmed all of the representations and warranties previously provided by investors in their subscription documents, including with respect to the investors’ investment intent and status as accredited investors or non-U.S. persons. Finally, the purchase agreement contained covenants made by the Company with respect to the reservation of the shares of stock being sold, listing of such shares, and indemnification matters.
     The registration rights agreement obligates the Company to prepare and file as soon as possible, but in no event later than 120 days after the final closing of the offering, a registration statement with the SEC covering the resale of all shares of common stock issued or issuable upon exercise of the warrants. In the event the Company fails to satisfy such requirement, then the Company must issue to the holders additional warrants at the rate of two warrants for every four warrants issued to the holder in the offering. Such additional warrants will have an exercise price of $2.00 per share, a term of three years, and will be in the same form as the warrants issued as part of the offering. The registration rights agreement also included provisions with respect to registration procedures, expenses, and indemnification.
     The Company had also entered into an agreement with Bathgate Capital Partners LLC pursuant to which Bathgate agreed to assist the Company with the financing. The compensation payable to Bathgate is described in Item 3.02 below.
     The foregoing summaries of the agreements entered into with respect to the financing are qualified in their entirety by reference to the agreements, which will be filed within the applicable deadlines. Interested parties should read the agreements in their entirety.

Item 3.02	Unregistered Sales of Equity Securities
     On March 7, 2008, the Company conducted an initial closing for its offering of Units, each such Unit consisting of two shares of common stock, $.001 par value, and a warrant to purchase one share of common stock. The offering was made to institutional and accredited investors or non-U.S. persons. A total of 1,420,000 Units were sold at the initial closing, representing 2,840,000 shares and warrants to purchase 1,420,000 shares of common stock. The Company expects a final closing to occur no later than March 17, 2008, at which the Company has commitments to sell an additional 137,750 Units. Expected gross proceeds from the offering are $6,231,000. In connection with the offering, the Company expects to issue an aggregate 3,115,500 shares of its common stock and warrants to purchase an additional 1,557,750 shares.
     Each Unit was priced at $4.00 per Unit, and as noted above each Unit consisted of two shares of common stock and a warrant to purchase one share of common stock. The warrants have an exercise price of $2.00, are immediately exercisable, have a term of three years, and contain customary anti-dilution rights for stock splits, stock dividends and extraordinary events involving the Company. The warrants are redeemable by the Company at a price of $.05 per warrant if the average of the closing sale prices of the common stock is at or above $4.00 per share for twenty (20) consecutive trading days and the underlying shares are registered in an effective registration statement. The Company agreed to use its best efforts to file a registration statement within 120 days of the final closing.
     Bathgate Capital Partners, LLC assisted the Company with the financing. Bathgate received a commission equal to 7% of gross proceeds of the offering, which amount was reduced to 4% for investments received by persons referred to Bathgate by the Company. The Company also agreed to sell to Bathgate warrants to purchase one share of its common stock for every five units sold in the offering. Such warrants have an exercise price of $2.25 per share and are exercisable immediately with a three-year term. The Bathgate warrants also contain a cashless exercise provision, piggyback registration rights and anti-dilution protection.
     The sale of the Units was made to a limited number of institutional and accredited investors and non-U.S. persons. The Company relied on the safe harbor of Rule 506 and Regulation D, and Regulation S, promulgated under the Securities Act of 1933 (as amended) in connection with the offering.
     A copy of the press release announcing the offering is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
99.1	Press release dated March 13, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.
Dated: March 13, 2008	By:	/s/ Robert F. McCullough Jr.
Robert F. McCullough Jr.
Chief Executive Officer, Chief Financial Officer and Director